Exhibit 10.6

Execution Copy

(1) ORBITZ WORLDWIDE, LLC

(2) OCTOPUS TRAVEL GROUP LIMITED

(3) DONVAND LIMITED

MASTER SUPPLY AND SERVICES AGREEMENT

MASTER SUPPLY AND SERVICES AGREEMENT

This Master Supply and Services Agreement (“Agreement”) is dated as of July 23, 2007 and effective as of the Effective Date (as hereinafter defined), is entered into by and among Orbitz Worldwide, LLC, a Delaware limited liability company with its principal place of business at 500 West Madison Street, Suite 1000, Chicago, Illinois 60661 (“Client”), Octopus Travel Group Limited, a company organized under the laws of England and Wales located at Gullivers House, 27 Goswell Road, London EC1M 7GT England (“Octopus”), and Donvand Limited, a company organized under the laws of England and Wales located at Gullivers House, 27 Goswell Road, London EC1M 7GT (“GTA” and, together with Octopus, “Supplier”).

RECITALS

GTA carries on the business of procuring rates for accommodations and destination travel services, including without limitation attractions, shows, tours and ground transportation (“Attractions and Services” and, together with rates for accommodations, the “Inventory”) from hoteliers and other travel suppliers selling to the wholesale market.

Client and its subsidiaries wish to promote the Inventory provided by Octopus through the various travel distribution channels now or in the future owned, controlled or operated by Client, Client’s Group Companies and third parties that facilitate the booking of room reservations using Client’s systems (each, a “Client Distribution Channel”) subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals, the mutual undertakings of the parties as contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Certain Definitions. For purposes of this Agreement:

“Affiliated Website”

means any of the websites hosted and operated by the Client Distribution Channels, the URLs of which are listed in Exhibit B to this Agreement, provided in each case that if at any time such website ceases to be owned, controlled, operated or hosted by the Client Distribution Channels then it shall cease to be an Affiliated Website;

“Booking”	means an order for Inventory (or amendments to and/or cancellations thereof) made through the Affiliated Websites;

“Booking Fee”	means the amounts set forth in Clause 6 payable by Client to Octopus;

“Breakage”	has the meaning set forth in Clause 7;

“Business Day”	means a day other than Saturday or Sunday on which banks in London, New York or Chicago are open for normal business;

“Companies Act”	means the Companies Act 1985 as amended;

“Confidential Information”	means any data concerning either party’s business operations that is not generally known to the public, including but not limited to, technology specifications, marketing plans, sales and other financial information and the terms and conditions of this Agreement, are to be considered Confidential Information;

“Consume/Consumption”

means a Booking that is occupied and vacated by a guest (in the case of accommodations) or used (in the case of Attractions and Services), a “no show”, or a Booking reservation that has been cancelled after the cancellation deadline;

“Contract Rate”	means the rate for the Inventory charged by Octopus to Client in accordance with Clause 4(a);

“Control”	means control as defined in Rule 405 of the U.S. Securities Act of 1933, as amended;

“Customer”	means any person to whom the Client markets and sells Product through the Affiliated Websites or by any other means;

“Effective Date”	means the earlier of (i) January 1, 2008 and (ii) the date on which Client and Supplier are no longer controlled by Travelport Limited;

“Group Company”	means any company which at the time of this Agreement is a majority-owned subsidiary of Supplier or Client (as the context requires);

“IP Rights”

means all patents, service marks, trade names, logos or other commercial or product designations, designs (whether registered or not), database rights, domain names and copyrights, know-how and trade marks (whether registered or not) and the goodwill therein and applications for any of the same and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world;

“Net Rate”	means the price of Inventory as charged by travel suppliers to Supplier (which shall remain confidential pursuant to the terms of supplier contracts);

“Retail Price”	means the price of Inventory as charged to consumers;

“Services”	means the services to be provided by Supplier pursuant to Clauses 4 and 5 of this Agreement;

“Term”	means the period during which this Agreement continues in force in accordance with Clause 2;

“Transaction Tax”	shall mean the sales tax as constituted by the Value Added Tax Act 1994 in England and Wales, GST, PST or US state sales/use taxes and/or any other equivalent sales or use tax imposed in any jurisdiction at the rate from time to time imposed;

“Wholesale Rate”

means the price of Inventory charged by Supplier to its wholesale customers, as may be amended from time to time, which Wholesale Rates do not on average exceed (***)% of the Net Rates in the aggregate;

“XML General Terms”	means the XML General Terms and Conditions attached hereto as Exhibit A, as may be amended by Octopus from to time.

2.             Term; Termination.

a)             This Agreement shall take effect on the Effective Date and continue until December 31, 2010 (the “Initial Term”); provided, however, that in the event that Travelport Limited signs a letter of intent or other agreement relating to the Change of Control of Client or Supplier in 2007, then the party undergoing the Change of Control shall promptly notify the other party in writing, and the other party may request to postpone the effectiveness of Clauses 3(c), 3(d) and 4(a) for up to 90 days following the date of notice but in no event later than December 31, 2007. Upon expiration of the Initial Term, this Agreement will renew for successive one-year terms upon mutual written agreement by the parties at least sixty (60) days’ prior to the expiration of the current term.

b)            After the Initial Term either party may terminate this Agreement at any time upon at least ninety (90) days’ prior written notice.

c)             At any time during the Term, either party shall be entitled to terminate this Agreement by giving 30 days’ prior written notice to the other if the other commits any material breach of this Agreement (including but not limited to Client’s obligation to pay Supplier) and, if the breach is capable of remedy, fails to remedy it within such 30-day period after being given a written notice containing full particulars of the breach and requiring it to be remedied, or if the other goes into liquidation or administration, has a receiver appointed over any of its assets or enters into any voluntary arrangement with its creditors or ceases to carry on business.

d)            Notwithstanding anything to the contrary set forth herein, in the event of a proposed Change of Control of Client or any Group Company thereof, Client shall notify Supplier as soon as reasonably practicable of the proposal. For purposes of this Agreement, a “Change of Control” is defined as an event pursuant to which an entity directly or indirectly consummates a merger, reorganization, recapitalization, joint venture, consolidation, share exchange, business combination, sale of all or substantially all of its assets, or similar form of corporate transaction involving such entity (each, a “Business Combination”) such that immediately following such Business Combination, a third party directly or indirectly acquires more than 50% of the voting power of the then-outstanding voting stock of the entity resulting from consummation of such Business Combination. At any time following such Change of Control, neither the rights nor the obligations of Client (or any subsidiary thereof) may be extended, assigned, transferred or otherwise made available to a third-party acquirer or a third-party target (in each case by merger or otherwise), except that Client shall be entitled to offer up to US$(***) of Inventory in the aggregate through one or more smaller third-party targets (by merger or otherwise) that are not Supplier clients during the term of this Agreement. Determination of whether the US$(***) cap has been exceeded shall be calculated based on the aggregate Bookings made to the date of calculation through the target first acquired and those targets subsequently acquired (if any) in chronological order. In the event that (i) the aggregate (***) cap is exceeded at any time or (ii) the target is a Supplier client, then (A) in each case all Bookings through such target shall automatically increase to the then-current Wholesale Rate (retroactively to the date of acquisition) and all other terms of this Agreement shall continue in full force and effect, provided that the Wholesale Rate shall be no less favorable to Client than the booking fees charged to Supplier’s large wholesale customers at that time, or (B) Supplier shall have the right, but not the obligation, to terminate this Agreement without any liability to Supplier. For the avoidance of doubt, all other terms and conditions of this Agreement (including Clause 6) shall apply to Bookings made through third-party targets, and any subsidiary of Client that no longer remains a subsidiary of Client shall not be entitled to the Inventory or the Services.

e)             Upon termination of this Agreement, Client shall pay to Supplier all sums owing to Supplier under this Agreement, including any Wholesale Rates retroactively due in accordance with Clause 2(d).

3.             Client Obligations.

a)             Subject to the terms and conditions of this Agreement, (i) Client may offer the Inventory provided by Octopus through the Client Distribution Channels and (ii) Client may forward distribute this Inventory to third party Client Distribution Channels. Client shall be responsible for any acts or omissions of such Client Distribution Channels in breach of this Agreement or of any Inventory Restrictions communicated by Supplier to Client from time to time.

b)            Client will work with GTA to ensure that the Contract Rates are set appropriately and notify GTA of any competitive or promotional parity issues regarding rates, including the facilitation of renegotiation with hotel partners. In any event, Client shall cause each Client Distribution Channel to comply with the cancellation, no-show, “Best Rate Guarantee” and other terms and conditions applicable to the Inventory communicated by Supplier to Client from time to time.

c)             The parties agree to comply with the restrictions on Contract Rates as set forth on Exhibit C hereto.

d)            Client’s Group Company, Flairview Travel Pty Ltd. (“Flairview”), may input and modify its inventory information on GTA’s AS/400 system so long as Flairview and GTA remain majority-owned subsidiaries of Travelport Limited. Any such inputs or modifications are the sole responsibility of Client, and GTA shall have no liability with respect to the foregoing. This subclause (d) in no way permits Flairview or any other Group Company of Client to input or modify Supplier’s Inventory information (excluding Flairview’s own data) on the AS/400 system. At such time as Flairview is no longer accessing the AS/400 system, Client may request GTA to provide dedicated consultants to manage Flairview’s inventory system at Flairview’s premises. Supplier shall provide such consultants to Flairview at Supplier’s full actual costs (including but not limited to wages, relocation expense, travel expense and accommodation expense) for such personnel.

4.             Octopus Obligations.

a)             Subject to (i) the availability of Inventory, (ii) any restrictions placed on the distribution or consignment of such Inventory by hoteliers or other applicable suppliers (“Inventory Restrictions”) and (iii) Client’s compliance with its obligations set forth in Clause 3, Octopus shall make available for promotion and reservation through the Client Distribution Channels the same Inventory as is available through Octopus’ consumer direct points of sale at the Contract Rate specified by Octopus for the relevant dates, which shall be inclusive of taxes and breakfast (to the extent stated in the applicable contract between Supplier and its travel suppliers); provided that, for New York City Inventory only, Octopus reserves the right to restrict any prepaid Inventory at its sole discretion.

b)            Octopus shall provide Client Distribution Channels access to its XML direct connect service (the “DC Service”) on the terms and conditions set forth in Exhibit A hereto. Octopus shall use commercially reasonable endeavours to provide the DC Service to Client at substantially the same service levels as Octopus provides to its largest wholesale clients (to the extent such services are provided to its largest wholesale clients). The Lodging.com Client Distribution Channels may continue to access Contract Rates as Lodging.com has done prior to the Effective Date hereof, provided that Lodging.com may change connectivity to the DC Service during the Term.

c)             Octopus will provide Client with gross rates for Attractions and Services, including sightseeing, in US dollars. Octopus shall pay Client the entire markup that GTA receives from attraction and service suppliers; provided that any amounts due to Client may be deducted, at Octopus’s sole election, from the amounts due to Octopus pursuant to Clause 6.

5.             GTA Obligations.

a)             GTA will provide professional staff to handle all customer service issues arising from bookings of the Inventory, including customer service issues, hotel help desk, and technical support. GTA shall use commercially reasonable endeavours to provide customer services (including without limitation those services listed on Exhibit D hereto) to Client consistent with services provided to Client prior to the date hereof and at substantially the same level as GTA provides to its largest wholesale clients (to the extent such services are provided to its largest wholesale clients). Client may request in writing additional services or greater service levels during the term of this Agreement, provided that such services or service levels are of a type generally provided by GTA. In such case, Client and GTA shall negotiate in good faith and execute a statement of work to this Agreement for such additional services or service levels that shall set forth, among other things, (i) the time during which the additional services or service levels shall be provided, (ii) a description of the additional services or service levels and (iii) the estimated charge for the additional services or service levels. GTA shall not be obligated to provide such additional services or greater service levels until the parties sign a statement of work. It is understood that, subject to the second sentence of this subclause (a), GTA has no obligation to provide additional services or greater service levels and may reject any request by Client for additional services or greater service levels for any reason or for no reason.

b)            At the time of the execution of this Agreement, the majority of GTA’s suppliers have agreed in writing to provide GTA with descriptions of the Inventory that are and continue to be accurate. However, these provisions are subject to change, although GTA will use its commercially reasonable endeavours to negotiate substantially similar provisions with respect to accurate information in its annual supplier contracts.

c)             At such time that GTA develops a process to map city/item codes to the applicable hotel property, GTA will make such data available to Client in a readable format to be determined by GTA.

6.             Adjustment to Contract Rate.

Client shall pay Octopus an adjustment to the Contract Rate for Bookings in the amounts and under the conditions set forth on Exhibit E. Octopus will invoice Client by the fifth business day of each month for adjustments due during the previous month, and Client will pay such invoices in accordance with Clause 8(c) below.

7.             Flairview Breakage. GTA shall pay Flairview the Breakage from Bookings made on the Flairview websites, www.Asia-Hotels.com, www.HotelClub.com and www.RatesToGo.com, as well the XML distribution clients and affiliate partners of the foregoing, but in all cases excluding

ebookers.com, carbookers.com, insurancebookers.com, hotelbookers.com, mrjet.com, CheapTickets.com, Orbitz.com, Lodging.com, away.com, GORP.com, OutsideOnline.com, trip.com, OrbitzForBusiness, TravelportForBusiness or any XML distribution clients and affiliate partners of the foregoing. If a precise Breakage amount cannot be determined by GTA, Flairview and GTA will use good faith endeavours to determine a reasonable percentage to be applied as Breakage consistent with Breakage historically paid to Flairview by GTA. For purposes of this Clause 7, Breakage means an amount due to Inventory providers that are not invoiced to GTA within one year of consumption of the applicable Booking.

8.             Payment Terms between Client and Supplier.

a)             Client acknowledges and agrees that Supplier will not be permitted to disclose individual Net Rates to Client or any third party.

b)            Except as otherwise set forth in this Agreement, Supplier will invoice Client by the fifth business day of each month in advance, and Client will pay any undisputed amounts to Supplier within 30 days following receipt of such invoice.

c)             Undisputed amounts not paid on or before 30 days from the date of Client’s receipt of the invoice shall be considered past due, and Client’s account shall be considered in default. Client must give Supplier written notice of a dispute with respect to any Supplier invoice prior to the due date thereof, or such invoice shall be deemed to be correct and binding on Client. If Client provides notice of any disputed amount on any invoice, the parties shall attempt to resolve such dispute at the parties’ day-to-day operating level. If any good faith billing dispute cannot be resolved at the parties’ day-to-day operating level within 10 days, Client and Supplier shall implement the following billing dispute resolution process: Client will document the dispute and refer it to Supplier’s billing department, who will promptly enter into discussions with Client’s designated primary representative. Any settled disputed amount of any invoice not paid within 10 days after resolution of such dispute, or any disputed amount not resolved within 90 days following the date of Client’s receipt of the invoice, shall be deemed delinquent. Any such delinquent invoices shall subject Client to suspension of Services at the sole discretion of Supplier effective immediately upon written notice to Client. Client may reinstate Services suspended due to nonpayment by notifying Supplier within thirty (30) days from the date the suspension commences and paying Supplier all outstanding amounts due as of the effective date of the suspension. If Client does not choose to reinstate service within 30 days of any termination or suspension of Services by Supplier, Supplier shall have the right to terminate this Agreement without further notice and any amounts due will become immediately due and payable.

9.             Cancellations and No-Shows. When a customer cancels a booking or is a no-show, Octopus will use commercially reasonable efforts to negotiate with the hotels to reduce or waive the cancellation or no-show fee, and shall credit such reduction or waived amount to Client. Client will remit cancellation and/or no show fees monthly as part of the monthly settlement process.

10.          Content and Restrictions.

a)             Client acknowledges and agrees that all title and interest in the IP Rights to Supplier’s Bookings database (save for the personal details of customers) and Supplier’s Inventory database including Inventory descriptions, photographs and maps, shall belong to and shall vest in Supplier and, for the avoidance of doubt, Client shall have no access to any source code for any software forming part of the IP Rights of such database. Without conveying any proprietary right, title or interest in and to the copyrights, patents, trade secrets, trademarks, service marks, logos, graphics and other intellectual property rights provided with the Inventory and held by Octopus, Octopus hereby grants Client and its Client Distribution Channels who own and operate an Affiliated Website a limited license, effective throughout the Term, as set forth in

Clause 4 of the XML General Terms. Except as provided in the foregoing sentence, neither Client nor the Client Distribution Channels shall have any right to sublicense any of the IP Rights. Except for the usage rights expressly provided herein, nothing contained in this Agreement will give either party (“Receiving Party”) any right, title or interest in or to the other party’s (“Owner”) intellectual property or the goodwill associated therewith. Each Receiving Party acknowledges that all goodwill in and to the Owner’s intellectual property vests, and shall vest, in the Owner. In the event that Octopus becomes aware that Client’s use of the IP Rights in connection with promotion of the Inventory does not conform to the requirements of this Clause 10, then Octopus shall notify Client to that effect and, upon receipt of such notice, Client shall promptly cease or correct any such non-conforming use of the IP Rights.

b)                                     Client acknowledges that certain IP Rights may be provided by a third party source and that:

i)	Such IP Rights are the sole and exclusive property of the third party source, its licensors and/or hoteliers;
ii)	At any time, a third party source has the right to deny Supplier the right to sublicense such IP Rights to Client; and
iv)	Supplier shall have no obligation to disclose the source of its IP Rights.

c)                                      Supplier shall have the right to charge Client, and Client shall pay, interest on any outstanding sum due under this Agreement from the date on which such sum was due until actual payment at the rate of 3% above the base rate of the Royal Bank of Scotland plc prevailing on the payment due date. In addition, failure by Client to pay any outstanding sums when due shall entitle supplier to suspend provision of all or any of the Services.

e)             Client shall remain liable to Supplier for the Booking Fees in circumstances where a Booking has been confirmed without collecting payment from the traveler.

11.          Warranties.

a)             Each party to this Agreement represents and warrants to the other that in performing its obligations under this Agreement it will comply with all applicable federal, state, provincial and local laws and regulations and that it is free of any contractual obligations that would prevent it from entering into and performing its obligations under this Agreement. In addition, Octopus represents and warrants that it has acquired all rights to use and provide access to the Inventory and related data.

b)            OTHER THAN AS SET FORTH HEREIN, EACH PARTY DISCLAIMS AND HEREBY WAIVES ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INTENDED USE, ANY WARRANTY OF COMPATIBILITY BETWEEN ANY SYSTEM EQUIPMENT, SOFTWARE, NETWORK OR DATA PROVIDED BY EITHER PARTY, OR ANY LIABILITY IN NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, WITH RESPECT TO ANY SYSTEM EQUIPMENT, SOFTWARE, NETWORK, DATA OR SERVICES FURNISHED HEREUNDER.

12.          Limitation of Liability.

a)             EXCEPT FOR LIABILITY ARISING OUT OF ANY BREACH OF EACH PARTY’S CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AGGREGATE AMOUNTS INVOICED BY GTA TO CLIENT THE TWELVE (12) MONTHS PRECEDING THE DATE THAT SUCH CLAIMED INJURY OR DAMAGE AROSE. EXCEPT FOR LIABILITY ARISING OUT OF ANY BREACH OF EACH PARTY’S’ CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY

BE LIABLE FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY OTHER SPECIAL, RELIANCE, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY, OR OTHERWISE. THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

b)            Nothing in this Agreement excludes or limits the liability of a party for death or personal injury caused by that party’s negligence or fraudulent misrepresentation.

13.          Confidentiality.

a)             Each party agrees that it has no interest in or right to use the Confidential Information of the other party except in accordance with the terms of this Agreement. Each party acknowledges that it may disclose Confidential Information to the other in the performance of this Agreement. The Party receiving the Confidential Information shall:

i)

maintain it in strict confidence and take all reasonable steps to prevent its disclosure to third parties, except to the extent necessary to carry out the purposes of this Agreement, in which case these confidentiality restrictions shall be imposed on the third parties to whom such disclosures are made;

ii)	use at least the same degree of care as it uses in maintaining the secrecy of its own Confidential Information (but no less than a reasonable degree of care); and
iii)	prevent the removal of any proprietary, confidential or copyright notices placed on the Confidential Information.

b)            Neither Party shall have any obligation concerning any portion of the Confidential Information of the other which:

i)	is publicly known prior to or after disclosure other than through any wrongful act or omission attributable to the recipient or its employees or representatives;
ii)	is already known to the recipient at the time of disclosure;
iii)	is disclosed in good faith to the recipient by a third party having a lawful right to do so; or
iv)	must be disclosed by the receiving party by law or legal process, provided that the receiving party shall immediately notify the other party so that it can take steps to prevent its disclosure.

14.          Non-Solicitation.

a)             Client agrees as follows:

i)                 From the date hereof until December 31, 2008, Client shall not, without the prior written consent of GTA or Octopus (as the case may be), directly or indirectly (through agents or otherwise) solicit, facilitate, encourage, induce, engage or interfere with (such actions collectively, “Solicit”) any client or affiliate partner of GTA or Octopus to (a) cease or reduce its business with GTA or Octopus or (b) begin receiving inventory from Client similar to the Inventory provided under this Agreement or increase distribution of inventory similar to the Inventory provided under this Agreement; provided that the foregoing restriction shall not apply to clients that are shared by Client and Supplier on the date of this Agreement.

ii)     From January 1, 2009 through December 31, 2010, Client shall not, without the prior written consent of GTA or Octopus (as the case may be), directly or indirectly (through agents or otherwise) Solicit any of the Key Clients of GTA or Octopus; provided that (A) the foregoing restriction shall not apply to clients that are shared by Client and Supplier on the date of this Agreement and (B) Client may participate in Competitive Bid Opportunities upon invitation to bid so long as Client does not proactively Solicit such Key Client; provided, further, that if Client wins the Competitive Bid Opportunity, Client shall pay the Booking Fees specified in Clause 6 for Bookings made through this Client Distribution Channel.

b)            Each of GTA and Octopus agrees as follows:

i)      From the date hereof until December 31, 2008, it shall not, without the prior written consent of Client, directly or indirectly (through agents or otherwise) Solicit any client or affiliate partner of Client to (a) cease or reduce its business with Client or (b) begin receiving inventory from it similar to the Inventory provided under this Agreement or increase distribution of inventory similar to the Inventory provided under this Agreement; provided that the foregoing restriction shall not apply to clients that are shared by Client and Supplier on the date of this Agreement.

ii)     From January 1, 2009 through December 31, 2010, it shall not, without the prior written consent of Client, directly or indirectly (through agents or otherwise) Solicit any of the Key Clients of Client; provided that (A) the foregoing restriction shall not apply to clients that are shared by Client and Supplier on the date of this Agreement and (B) may participate in Competitive Bid Opportunities upon invitation to bid so long as it does not proactively Solicit such Key Client of Client.

c)                                      As used herein, (i) ”Key Client” means any client or affiliate partner from which the relevant party earns $(***) or more in annual gross revenue, and (ii) ”Competitive Bid Opportunity” means a commercial agreement between the Key Client and Supplier or Client (as the case may be) that is due to expire and such Key Client is actively exploring alternatives by requesting proposals from and/or distribution requests for proposals to third parties. Each of Supplier and Client will provide to the other a list of its Key Clients as soon as reasonably practicable and thereafter will provide an updated list, as soon as reasonably practicable upon written request of the other party, semi-annually until December 31, 2010.

15.          Data Protection.

a)             Each party warrants and represents that it holds, and undertakes that at all times during the period of this Agreement it will maintain, all registrations and notifications required under the Data Protection Act 1998 (“DPA”) which are appropriate to its performance of their obligations under this Agreement.

b)            Each party undertakes that in the performance of this Agreement it will comply with the DPA and ensure that its employees, agents and subcontractors comply with the DPA, and in particular the Data Protection Principles set out in the DPA, and with any guidance issued from time to time by the Information Commissioner.

c)             Supplier warrants that to the extent it processes any personal data (meaning given in the Data Protection Act 1998) on behalf of Client, it shall act only on instructions from Client, and it has in place appropriate technical and organizational security measures against unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data.

16.          Non-Assignment.

 Neither party shall have the right, in any manner whatsoever, to assign, transfer or convey this Agreement to any third party, without the prior written consent of the other party. This party will be binding upon the parties’ successors and permitted assigns.

17.          Notices.

All notices, requests, demands or other communications hereunder shall be in writing, hand delivered, sent by first class registered mail, overnight mail, or facsimile (upon electronic confirmation that the transmission was received) and shall be deemed to have been given when delivered to the following addresses:

If to Client:

500 West Madison Street
Suite 1000
Chicago, Illinois 60661
Attn: Legal Department

If to GTA:

GTA North America, Inc.
5 Penn Plaza, 5th Floor
New York, New York 10001 USA
Attn: Managing Director, Americas

If to Octopus:

OctopusTravel.com (USA) Limited
5 Penn Plaza, 5th Floor
New York, New York 10001 USA
Attn: Managing Director, Americas

18.          Taxes.

a)             All sums payable under this Agreement are exclusive of Transaction Taxes or other applicable taxes or duties, except the Contract Rate, Net Rate and Wholesale Rate to the extent stated in the applicable contract between Supplier and its travel suppliers. Transaction Tax, if due, shall be charged in addition to any payments due under this Agreement, and shall be payable by the paying party on receipt of a valid invoice from the other party.

b)            If any amount of Transaction Tax is assessed and levied by any relevant authority responsible for Transaction Tax (the “tax authority”) in the country in which the services are received under a self-accounting mechanism, then Client shall account for this Transaction Tax on their Transaction Tax return in accordance with the Transaction Tax legislation in such country, except for the Contract Rate, Net Rate and Wholesale Rate where Supplier will be responsible for the payment of any VAT which the Client has to self-account for but is unable to recover the self-accounted VAT. Any claim by the tax authority for penalties or interest arising out of the late payment of any self-accounted Transaction Tax shall be for the account of Client.

c)             If any party hereto is required by law to make any tax deduction or withholding in relation to any payment pursuant to this Agreement, it shall do all things in its power which may be necessary to enable or assist the party to whom the payment is due to claim exemption from the deduction or withholding or (if that is not possible) a credit for it under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give the party to whom the payment is due proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

d)            The Contract Rates shall be reviewed by GTA at the end of each calendar year after payment of VAT to the tax authorities, and GTA will issue an invoice to Client for any aggregate shortfall between the Contract Rates after payment of VAT and the percentages set forth in the officer’s certificate referred to in Exhibit C hereto.

19.          Costs and Expenses. Each party hereto shall assume and pay its own expenses incident to the negotiation, execution and performance of this Agreement.

20.          Amendments. This Agreement shall not be amended or modified except by another written document duly signed by the Parties.

21.          Force Majeure.

Each party shall be relieved from its obligations (other than payment obligations) hereunder to the extent that performance is delayed or prevented by any cause beyond its reasonable control including war, civil unrest, strikes, lockouts, natural disaster or fire, epidemics, quarantine, governmental measures or similar events or conditions. The party claiming force majeure shall promptly notify the other party and take commercially reasonable efforts to resume performance as promptly as practicable.

22.          Entire Agreement.

a)             This Agreement, together with its appendices, schedules and exhibits, constitute the entire agreement and understanding of the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be amended only by a further writing duly executed by authorized representative of the parties.

b)            In the event of any conflict between the provisions of this Agreement and the provisions of an appendix, schedule or exhibit, this Agreement shall prevail.

23.          Governing Law.

This Agreement shall be governed by, and shall be performed, enforced and construed in accordance with, the laws of England. Each of the parties hereby submits to the non-exclusive jurisdiction of the courts of London, England.

24.          No Third Party Beneficiaries.

None of the provisions of this Agreement shall be for the benefit of or enforceable by or against any person other than a party, including without limitation, any creditor of Client or of GTA.

25.          Dispute Resolution.

If a controversy should arise out of this Agreement, the individuals executing this Agreement on behalf of each party, or their respective successors or designees will attempt in good faith to resolve the dispute informally through discussion, the exchange of documents or meetings following either party’s notice of the existence and nature of the dispute.

26.          Waivers.

The terms of this Agreement may be waived only by a written instrument signed by the party that would have been able to require compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of either party of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

27.          General Provisions.

a)             Nothing in this Agreement is intended or shall be construed to create or establish an agency, partnership, or joint venture relationship between the parties.

b)            The captions in this Agreement are for convenience only and in no way define, limit, or enlarge the scope of this Agreement or any of the provisions therein. Capitalized terms shall have the meanings assigned in this Agreement.

c)             In the event that any material provision of this Agreement is determined to be invalid, unenforceable or illegal, then such provision shall be deemed to be superseded and the Agreement modified with a provision that most nearly corresponds to the intent of the parties and is valid, enforceable and legal.

d)            Each of the parties agrees not to directly or indirectly take any actions, act in concert with any person or entity who takes an action, or cause or allow any member of its Group Companies to take any actions (including by corporate reorganization or failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (such as moving traffic to Flairview websites to obtain increased breakage or providing knowingly false certifications).

IN WITNESS WHEREOF, each party has executed this Agreement by its authorized representative.

ORBITZ WORLDWIDE, LLC		DONVAND LIMITED

By:	/s/ Mike Nelson	By:	/s/ Kurt Ekert
Name: Mike Nelson		Name: Kurt Ekert
Title: Director		Title: Director

OCTOPUS TRAVEL GROUP LIMITED

By:	/s/ Kurt Ekert
Name: Kurt Ekert
Title: Director